Exhibit 99.1

FIRST KEYSTONE ANNOUNCES

THIRD QUARTER 2024 EARNINGS (UNAUDITED)

Berwick, Pennsylvania – October 31, 2024 First Keystone Corporation (OTC Pink: FKYS, the “Corporation”), parent company of First Keystone Community Bank, reported an increase in total interest income of $11,586,000 or 28.1%, as compared to the nine months ended September 30, 2023. The increase was predominantly due to increased interest rates, growth in commercial real estate loans, and the purchase of higher yielding securities. Total interest expense increased by $9,752,000 or 50.3% primarily due to a $10,232,000 increase in interest paid to depositors to retain and grow deposit relationships, and increased levels of long-term borrowings and brokered CDs leveraged for a balance sheet strategy. The net effect of the derivatives on net interest income was $1,283,000 for the nine months ended September 30, 2024. The provision for credit losses increased by $1,828,000 as compared to the nine months ended September 30, 2023 due to loan portfolio growth and a large charge-off completed during the third quarter of 2024 related to various loans for a single borrower.

Non-interest income increased by $358,000 or 8.0% for the nine months ended September 30, 2024 as compared to the same period in 2023. Net securities losses decreased $164,000 to $48,000 compared to net securities losses of $212,000 for the nine months ended September 30, 2023. This decrease was due to the Corporation recognizing $48,000 in net losses related to mark-to-market adjustment on held equity securities in 2024 as compared to recognizing $311,000 in net losses related to mark-to-market adjustment on held equity securities and $99,000 in net gains on sales of debt securities in 2023. Other non-interest income increased $131,000 mainly due to a $56,000 increase in retail investment income.

Non-interest expense increased during the nine months ended September 30, 2024 to $42,631,000. The increase from the same period in 2023 was mainly the result of a full, non-cash, goodwill impairment charge of $19,133,000, stemming from goodwill impairment testing due to the decrease in the Corporation’s stock price during the first quarter of 2024 as a triggering event. In addition, salaries and employee benefits increased $943,000 due to an increase in salaries to offer a more competitive wage in our various markets in an effort to increase retention and support the Corporation’s growth, along with higher costs associated with healthcare. The increases in non-interest expense were offset by combined decreases in data processing expense and ATM and debit card expense in the amount of $600,000, mainly due to the implementation of a new vendor relationship for online banking, the application of vendor relationship credits resulting from contract negotiations, and decreased ATM fraud.

Income tax decreased $668,000 during the nine months ended September 30, 2024, as compared to the same period in 2023 due to lower overall operating income and the recognition of more tax credits from low-income housing partnerships upon the completion of a new project.

Net loss for the nine months ended September 30, 2024 was $15,490,000. Net loss per share was $2.52 while dividends totaled $0.84 per share for the nine months ended September 30, 2024. Net income decreased by $19,269,000 as compared to the same period in 2023. The decrease was primarily due to the Corporation recognizing goodwill impairment of $19,133,000 in the first quarter of 2024 as well as increases in interest expense and non-interest expense.

Total Assets increased to $1,438,693,000 at September 30, 2024, an increase of $118,979,000 or 9.0% as compared to September 30, 2023. Securities and restricted stocks increased $75,697,000 or 22.2% and net loans grew $52,721,000 or 6.0% during the nine months ended September 30, 2024 as compared to the same period in 2023. Deposits increased by $27,606,000 or 2.8% at September 30, 2024 as compared to September 30, 2023 due to a $52,664,000 increase in CDs as the Corporation has experienced a shift from transactional deposits to term deposits and a $29,930,000 increase in brokered CDs. These increases were offset by a decrease in other retail deposits of $54,988,000. Stockholders’ equity decreased $7,677,000 or 6.7% principally due to the full goodwill impairment and continued dividends from retained earnings, offset with a net increase in the market value of the securities and derivative portfolios.

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the Securities and Exchange Commission (“SEC”). Accordingly, the financial information in this announcement is subject to change.

First Keystone Community Bank provides innovative business and personal banking products that focus on “Yesterday’s Traditions. Tomorrow’s Vision.” The Bank currently operates offices in Columbia (5), Luzerne (8), Montour (1), Monroe (4), and Northampton (1) counties.

Inquiries regarding the purchase of the Corporation’s stock may be made through the following brokers: RBC Dain Rauscher, 800-223-4207; Janney Montgomery Scott, Inc., 800-526-6397; Boenning & Scattergood, Inc., 800-883-1212; and Stifel Nicolaus & Co. Inc., 800-679-5446.

Note: This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks, changing economic and competitive conditions and other risks and uncertainties.

For more information on First Keystone Community Bank or its parent company, First Keystone Corporation, please contact Elaine A. Woodland at 570-752-3671.